Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

APPROVED BY:	Thomas S. Wu

CONTACT:	Thomas S. Wu Chairman, President and Chief Executive Officer (415) 315-2800 Jonathan H. Downing Chief Financial Officer (415) 315-2800

EVC Group Investor Relations: Douglas M. Sherk, Jennifer Beugelmans (415) 896-6820 Media Relations: Chris Toth (415) 896-2005

For Immediate Release

UCBH HOLDINGS, INC. REPORTS RECORD NET INCOME OF $24.4 MILLION
FOR THE FOURTH QUARTER OF 2004

•       Net Income Increases by 31.9%
•       Core Deposits Increase by 26.2% Annualized
•       Company Generates $747.0 Million in New Loan Commitments
•       Loan Pipeline of $1.3 Billion
•       Nonperforming Asset Ratio of 0.20%
•       Net Interest Margin Expands Nine Basis Points to 3.79%

     SAN FRANCISCO, January 28, 2005 — UCBH Holdings, Inc. (Nasdaq: UCBH), the holding company of United Commercial Bank (UCB™), today reported record net income of $24.4 million for the fourth quarter ended December 31, 2004. This is an increase of 31.9%, compared with net income of $18.5 million for the quarter ended December 31, 2003. The diluted earnings per common share were $0.51 for the fourth quarter of 2004, compared with $0.39 for the corresponding period of 2003. Net income for the year ended December 31, 2004 was $86.3 million, an increase of $21.6 million, or 33.5%, from $64.6 million for the year ended December 31, 2003. The diluted earnings per common share for the year ended December 31, 2004 were $1.81, compared with $1.41 for the year ended December 31, 2003.

Fourth quarter and full year 2004 highlights include:

     Revenue Growth:

•	Revenue grew by $10.6 million, or 19.9%, for the fourth quarter of 2004, compared with the corresponding quarter of 2003. Revenue grew by $46.6 million, or 24.3%, for the full year 2004.

•	Net interest income grew by $8.7 million, or 18.7%, for the fourth quarter of 2004, compared with the corresponding quarter of 2003. Net interest income grew by $38.9 million, or 23.1%, for the full year 2004.

•	Noninterest income grew by $2.0 million, or 28.4%, for the fourth quarter of 2004, compared with the corresponding quarter of 2003. Noninterest income for the full year 2004 increased by $7.7 million, or 33.1%. The primary driver of the increase in noninterest income was gain on sale of multifamily loans.

•	Gains on sales of multifamily loans were $4.8 million for the fourth quarter of 2004. There were no gains on sales of multifamily loans for the corresponding quarter of 2003.

•	Net interest margin for the fourth quarter of 2004 expanded to 3.79%, compared with 3.62% for the fourth quarter of 2003. The net interest margin for the full year 2004 increased to 3.72%, compared with 3.49% for 2003.

     Deposit Growth:

•	Core deposit growth was $149.0 million for the fourth quarter of 2004, or 26.2% annualized.

•	Total net deposit growth was $195.6 million for the fourth quarter of 2004, or 15.6% annualized.

•	Hong Kong deposit growth was $58.6 million for the fourth quarter of 2004, or 103.4% annualized.

     Loan Growth:

•	New loan commitments increased by 21.8% to $747.0 million for the fourth quarter of 2004, compared with loan commitments of $613.3 million for the fourth quarter of 2003.

•	Fourth quarter 2004 loan commitments were concentrated in the commercial loan segment: real estate, multifamily and business loans.

•	Total loan growth was $151.5 million for the fourth quarter of 2004, or 14.3% annualized, following the sale of $254.0 million of multifamily loans during the fourth quarter.

•	Total loan growth for the full year 2004 was $585.1 million, or 15.4%. Prior to the securitization of $147.1 million of multifamily loans, total loans grew by $732.2 million, or 19.3%, in 2004.

     Asset Quality:

•	The nonperforming asset ratio was 0.20% at quarter end.

•	Net loan charge-offs were $1.7 million for the fourth quarter of 2004, or 0.16% annualized. This compares with net loan charge-offs of $573,000 for the fourth quarter of 2003, or 0.06% annualized.

•	Total net loan charge-offs were $4.5 million for 2004, or 0.11%, compared with total net loan charge-offs of $2.0 million, or 0.06%, for 2003.

•	The provision for loan losses was ($626,000) for the fourth quarter of 2004. This resulted from specific credit upgrades and evaluation of loss factors given the composition of the portfolio. The provision for loan losses was $3.3 million for the corresponding quarter of 2003.

     As a result of the solid performance in the fourth quarter of 2004 and the full year, the resulting annualized return on average assets (“ROA”) ratio for the quarter ended December 31, 2004 was 1.57%, and the annualized return on average equity (“ROE”) ratio was 20.01%. The ROA and ROE ratios for the fourth quarter of 2003 were 1.35% and 18.43%, respectively. The efficiency ratio was 40.96% for the fourth quarter of 2004, compared with an efficiency ratio of 42.51% for the corresponding period of 2003. The ROA and ROE for the year ended December 31, 2004 were 1.45% and 19.01%, respectively, compared with 1.26% and 18.84%, respectively, for 2003. The efficiency ratio for the year was 41.11%, compared with an efficiency ratio of 41.83% in 2003.

     Chairman, President and Chief Executive Officer, Thomas S. Wu said, “We are pleased with the financial performance of UCBH during the fourth quarter of 2004 and for the full year. Our financial performance marks the sixth consecutive year of more than 25% in annualized earnings growth for UCBH.

     “We achieved record loan originations and record core deposit growth during 2004. Total loan originations were $2.67 billion in 2004, an increase of 29% from 2003. Total core deposit growth of $518 million in 2004 was 27% above 2003. In addition, during 2004, we continued to restructure our balance sheet by accelerating the organic growth of our loan portfolio and by decreasing our securities concentration, while focusing on noninterest income growth.

     “Following a successful 2004, we are focused on executing all aspects of our strategic business plan and look forward to 2005 with optimism and enthusiasm. We are confident that we will achieve our goals for 2005, which includes the growth of our fully diluted earnings per share to $2.10,” concluded Mr. Wu.

     Net Income and Net Interest Income

     Net income increased by 31.9% to $24.4 million for the quarter ended December 31, 2004, compared with $18.5 million for the corresponding quarter of the prior year, primarily due to an increase in net interest income. Net interest income before provision for loan losses for the quarter ended December 31, 2004 increased by $8.7 million, or 18.7%, to $55.2 million, compared with $46.5 million in the same period of 2003. This increase was primarily due to a $707.1 million increase in the average balance of interest-earning assets, which resulted primarily from organic loan growth.

     Net interest income increased by 23.1% to $207.5 million for the full year, compared with $168.5 million for 2003. The increase was primarily due to a $776.8 million increase in the average interest-earning assets, which resulted from organic loan growth. Commercial loans grew by $418.5 million, or 12.0%, from $3.48 billion in 2003. Prior to the securitization of $147.1 million of multifamily loans, commercial loans grew by $565.6 million, or 16.2%, in 2004.

     The net interest margin increased to 3.79% for the quarter ended December 31, 2004, from 3.62% for the corresponding quarter of 2003 and 3.70% for the quarter ended September 30, 2004. The increased net interest margin reflects the favorable impact of growing commercial loans while increasing core deposits, which helps to lower the Bank’s funding cost. The net interest margin of 3.72% for the full year 2004 compares with a margin of 3.49% in 2003. Based upon the current business momentum, particularly the strong commercial loan pipeline and anticipated market interest rate movements, the Bank projects further improvement in the net interest margin through 2005.

     During the fourth quarter of 2004, the Bank achieved year-over-year growth in the generation of the higher-yielding commercial real estate and commercial business loans. Loan yields are expected to increase in 2005 as a result of projected increases in the Fed Funds rate, the concentration of prime-based loans in the portfolio, and the momentum in the generation of new commercial real estate and commercial business loans.

     The average cost of deposits during the fourth quarter was 1.55%, compared with 1.41% for the fourth quarter ended December 31, 2003. The 14 basis point increase in the average cost of deposits during the quarter reflects the increase in market interest rates during 2004. The average cost of deposits for 2004 was 1.39%, compared with 1.61% in 2003, also reflecting the decrease in market interest rates.

     Noninterest Income

     Noninterest income increased by 28.4% to $8.8 million for the quarter ended December 31, 2004, compared with $6.9 million for the corresponding quarter of 2003. The increase primarily reflects the higher gains on sales of loans and securities. Gains on sales of multifamily loans were $4.8 million for the fourth quarter of 2004. There were no gains on sales of multifamily loans in the corresponding quarter of 2003. The securities gains in the fourth quarter of 2004 were partially offset by losses on sales of SBA loans of $1.5 million in the quarter, representing an adjustment of SBA gains recorded in prior periods. The difference would not have been material to the results of operations or financial position for prior periods. Gains on sale of SBA loans were $1.3 million for the corresponding quarter of 2003. Gains on sales of securities for the fourth quarter of 2004 were $3.7 million, compared with $3.1 million for the corresponding quarter of the prior year.

     Noninterest income increased by 33.1%, or $7.7 million, to $30.9 million in 2004, compared with noninterest income of $23.2 million in 2003. This increase was primarily driven by increases in commercial banking fees and gains on sales of loans. During 2004, commercial banking fees increased primarily due to increases in trade finance activity. During 2004, the Bank also sold $362.4 million of multifamily loans for a gain of $7.7 million. There were no multifamily loan sales in 2003.

     Noninterest Expense

     Noninterest expense for the fourth quarter of 2004 increased by 15.5% to $26.2 million from $22.7 million for the corresponding quarter of 2003. This increase was primarily a result of increased personnel costs, professional fees and contracted services, and occupancy-related expenses. In the fourth quarter of 2004, personnel expense increased 8.3% to $12.8 million from $11.8 million for the fourth quarter of 2003. This increase resulted from additional staffing required to support the growth of the Bank’s commercial banking business, the expansion of the Hong Kong branch, the opening of new branches in California and New York, and the expansion of the Bank’s infrastructure to support a larger and growing organization. Professional fees and contracted services increased by 68.1% to $2.5 million from $1.5 million in the corresponding quarter of 2003, predominately as a result of professional fees relating to Sarbanes-Oxley implementation. Furniture and equipment, and occupancy expenses increased by 60.1% to $4.3 million in the fourth quarter of 2004, from $2.7 million, in the corresponding quarter of 2003, reflecting primarily the opening of the branches in California and New York, the relocation of a San Francisco branch, the expansion of the Hong Kong branch, and the relocation of the Bank’s corporate headquarters.

     Noninterest expense totaled $98.0 million in 2004, an increase of 22.1% from $80.2 million in 2003, primarily as a result of increases in personnel expenses, occupancy expenses and professional services. In 2004, personnel expenses increased by 20.4% to $50.9 million from $42.3 million for 2003. This increase resulted from additional staffing required to support the growth of the Bank’s commercial banking business, the expansion of the Hong Kong branch, the opening of the California branches, and the expansion of the Bank’s infrastructure to support a larger and growing organization. Occupancy expenses increased to $9.0 million, or 53.2%, as a result of the opening of the Westminster and Van Nuys branches in California, the Bowery branch in New York, the relocation of a San Francisco branch, and the expansion of the Hong Kong branch. Also, 2004 expenses reflect a full year of occupancy expenses of the new branches opened in the latter part of 2003. Professional fees and contracted services increased by 29.2% to $7.5 million from $5.8 million in 2003, predominately as a result of professional fees relating to Sarbanes-Oxley implementation.

     Deposits

     Core deposit growth was $149.0 million, or 26.2% annualized, during the fourth quarter of 2004 and $517.7 million, or 27.1%, for the year ended December 31, 2004. Certificates of Deposit increased by $46.7 million, or 6.8% annualized, during the fourth quarter of 2004 and $214.6 million, or 8.3%, for the full year. Total deposits increased to $5.22 billion at December 31, 2004, compared with $4.48 billion at December 31, 2003, an increase of $732.3 million, or 16.3% annualized. All of the deposit growth was organic. The average cost of deposits for the quarter ended December 31, 2004, increased to 1.55% from 1.41% for the three months ended December 31, 2003, reflecting the increase in market interest rates.

     Loan Growth

     Loans increased at an annualized rate of 14.3% during the quarter to $4.38 billion at December 31, 2004, following the sale of $254.0 million of multifamily loans during the quarter. As a result of the Bank’s continued focus on commercial lending activities and the expansion in Hong Kong, loan growth remained concentrated in the Bank’s commercial loan portfolio, which totaled $3.90 billion at December 31, 2004. This represents a quarterly increase of $127.2 million, or 13.5% annualized, from $3.77 billion of commercial loans at September 30, 2004. Total loan growth for the full year 2004 was $585.1 million, or 15.4%.

     Loan Commitments

     New loan commitments of $747.0 million for the quarter ended December 31, 2004, were comprised of $694.1 million of commercial loans and $52.9 million of consumer loans. Commercial real estate loan originations increased 21.1% to $269.2 million in the fourth quarter of 2004, from $222.3 million in the fourth quarter of 2003. Multifamily loan originations were $182.4 million for the fourth quarter of 2004, an increase of $4.5 million, or 2.5%, from $177.9 million of multifamily loan originations in the fourth quarter of 2003. Commercial business loan commitments increased by $83.6 million, or 150.2% to $139.3 million in the fourth quarter of 2004, compared with the fourth quarter of 2003. Construction loan commitments increased by $16.7 million, or 19.4%, to $103.1 million in the fourth quarter of 2004, compared with the fourth quarter of 2003. For the full year 2004, total loan commitments increased by $607.1 million, or 29.5%, to $2.67 billion, from $2.06 billion in 2003.

     Credit Quality and Allowance for Loan Losses

     Total nonperforming assets as of December 31, 2004 were $12.6 million, or 0.20%, reflecting management’s continued focus on maintaining high credit quality assets. This compares with total nonperforming assets of $5.9 million, or 0.10%, at December 31, 2003. Net loan charge-offs were $1.7 million for the quarter ended December 31, 2004, compared with net loan charge-offs of $573,000 for the corresponding quarter of the prior year. Annualized net loan charge-offs for the fourth quarter of 2004 were 0.16%, compared with 0.06% for the corresponding quarter of 2003. Net loan charge-offs for 2004 were $4.5 million, or 0.11%, compared with net loan charge-offs of $2.0 million, or 0.06%, in 2003.

     During the fourth quarter of 2004, the Bank continued its quarterly process of re-evaluating its loss factors in light of its own historical loss experience, loan delinquency and classification, economic outlook and other data. In conjunction with this evaluation, the loan loss factors for certain segments of the portfolio were reduced. Also, during the fourth quarter of 2004, a number of previously classified credits were upgraded due to performance of these loans. In addition, the Bank transferred $326.0 million of loans to held for sale during the quarter. These loans represent primarily multifamily loans, which are likely to be sold during 2005 in conjunction with the Bank’s ongoing multifamily loan sale program. This resulted in a reduction in the overall allowance.

     As a result of the foregoing, the allowance for loan losses was $56.4 million, or 1.39% of loans at December 31, 2004.

     Securities

     The securities portfolio was $1.49 billion at December 31, 2004, compared with $1.51 billion at December 31, 2003, an annualized decrease of 0.76%. The securities portfolio represented 23.6% of total assets as of December 31, 2004, compared with 25.2% as of September 30, 2004 and 27.0% as of December 31, 2003.

     Income Taxes

     The effective tax rate for the fourth quarter ended December 31, 2004 was 36.5% and 36.6% for the year. The effective tax rate for the year ended December 31, 2003 was 36.4%.

     Capital

     Stockholders’ equity increased by 21.0% to $501.5 million at the end of 2004, from $414.5 million at year-end 2003. The growth in equity resulted from the retention of earnings during the year, partially offset by the payment of dividends to stockholders. The Tier I leverage ratio of the Bank was 8.53% at December 31, 2004, as compared with 7.86% at December 31, 2003. The Bank’s capital ratios exceed regulatory requirements, and the Bank continues to be categorized as “well capitalized.” The Company’s capital ratios approximate those of the Bank, and the Company is also categorized as “well capitalized.”

     Fourth Quarter Earnings Teleconference and Webcast

     UCBH will hold a conference call and audio webcast on January 28, 2005, at 8:00 a.m. Pacific time to discuss the financial results for the Company’s fourth quarter and fiscal 2004, as well as its outlook for 2005. The webcast will be available through a link on the Investor Relations page of the Company’s web site at www.ucbh.com. If you are unable to listen to the webcast live, a replay will be available at www.ucbh.com.

     About UCBH Holdings, Inc.

     UCBH Holdings, Inc. is the holding company for United Commercial Bank, a state-chartered commercial bank, which is the leading California bank serving the ethnic Chinese community. The Bank has 46 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton and Greater Los Angeles, two branches in Greater New York, a branch in Hong Kong, a representative office in Taipei, and an office in Shenzhen. UCB, with headquarters in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries as well as consumer banking services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance services, loans guaranteed by the U.S. Small Business Administration, residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. The Bank maintains an interactive Internet banking and community portal, www.ibankUNITED.com, in both English and Chinese, with certain sections in Spanish. For additional information, visit the web site for UCBH Holdings, Inc. located at www.ucbh.com.

     Forward-Looking Statements

     Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting commercial loans secured by real estate in California; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to enter new markets and lines of business, and open new branches successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC.

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(Tables Follow)

UCBH Holdings, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)

	At December 31,	At December 31,
	2004	2003
	(unaudited)
Assets

Cash and due from banks	$73,864	$76,786
Federal funds sold	134,500	—
Investment and mortgage-backed securities available for sale, at fair value	1,169,140	1,221,070
Investment and mortgage-backed securities, at cost (fair value $331,969 at December 31, 2004 and $287,372 at December 31, 2003)	325,202	284,712
Federal Home Loan Bank stock and other equity securities	46,503	41,316
Loans held for sale	326,007	20,262
Loans held in portfolio	4,050,741	3,771,381
Allowance for loan losses	(56,472)	(58,126)

Net loans held in portfolio	3,994,269	3,713,255

Accrued interest receivable	24,507	21,756
Premises and equipment, net	89,238	84,145
Goodwill	85,092	87,437
Intangible assets, net	17,576	15,117
Other assets	35,958	22,071

Total assets	$6,321,856	$5,587,927

Liabilities

Noninterest-bearing deposits	$428,602	$324,615
Interest-bearing deposits	4,787,260	4,158,906

Total Deposits	5,215,862	4,483,521

Borrowings	407,262	505,542
Subordinated debentures	136,000	136,000
Accrued interest payable	6,110	8,346
Other liabilities	55,139	40,052

Total liabilities	5,820,373	5,173,461

Commitments and contingencies	—	—

Stockholders’ Equity

Preferred stock, $.01 par value, authorized 10,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value, authorized 180,000,000 shares at December 31, 2004 and at December 31, 2003, shares issued and outstanding 45,565,912 at December 31, 2004 and 45,038,378 at December 31, 2003	456	450
Additional paid-in capital	220,223	208,990
Accumulated other comprehensive loss	(6,498)	(3,245)
Retained earnings-substantially restricted	287,302	208,271

Total stockholders’ equity	501,483	414,466

Total liabilities and stockholders’ equity	$6,321,856	$5,587,927

UCBH Holdings, Inc.
Consolidated Statements of Operations
( Dollars in Thousands, Except for Per Share Data)

	Quarter Ended	Quarter Ended	Twelve Months Ended	Twelve Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
	(unaudited)	(unaudited)	(unaudited)
Interest income:
Loans	$63,695	$51,921	$226,292	$191,754
Federal funds sold	387	5	550	67
Investment and mortgage-backed securities	17,443	16,483	73,123	68,402
Other	39	11	99	39

Total interest income	81,564	68,420	300,064	260,262

Interest expense:
Deposits	19,702	15,788	67,267	68,724
Short-term borrowings	380	497	2,165	1,084
Subordinated debentures	2,200	1,963	8,185	7,922
Long-term borrowings	4,053	3,625	14,966	13,984

Total interest expense	26,335	21,873	92,583	91,714

Net interest income	55,229	46,547	207,481	168,548
Provision for loan losses	(626)	3,323	4,201	9,967

Net interest income after provision for loan losses	55,855	43,224	203,280	158,581

Noninterest income:
Commercial banking and other fees	1,800	1,895	8,525	7,063
Service charges on deposits	691	591	2,654	2,249
Gain on sale of securities	3,654	3,147	12,713	11,013
Gain on sale of loans	3,247	1,284	9,195	3,030
Equity loss in other equity investments	(563)	(38)	(2,210)	(152)

Total noninterest income	8,829	6,879	30,877	23,203

Noninterest expense:
Personnel	12,787	11,804	50,931	42,310
Occupancy	2,944	1,596	8,994	5,869
Data processing	1,545	1,167	5,895	4,826
Furniture and equipment	1,395	1,114	5,396	3,661
Professional fees and contracted services	2,516	1,497	7,496	5,802
Deposit insurance	186	184	774	695
Communication	352	309	1,287	1,066
Core deposit intangible amortization	283	444	1,283	1,762
Miscellaneous expense	4,228	4,598	15,926	14,217

Total noninterest expense	26,236	22,713	97,982	80,208

Income before taxes	38,448	27,390	136,175	101,576
Income tax expense	14,024	8,876	49,892	36,938

Net income	$24,424	$18,514	$86,283	$64,638

Average common and common equivalent shares outstanding, basic	45,473,223	45,027,059	45,261,297	43,585,216
Average common and common equivalent shares outstanding, diluted	47,940,378	47,372,143	47,621,310	45,731,271

Basic earnings per share	$0.54	$0.41	$1.91	$1.48
Diluted earnings per share	0.51	0.39	1.81	1.41

UCBH Holdings, Inc.
Supplemental Data
(Dollars in Thousands, Except for Per Share Data)

	At, or for the three		At, or for the twelve
	months ended December 31,		months ended December 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)
Profitability measures:
ROA	1.57%	1.35%	1.45%	1.26%
ROE	20.01%	18.43%	19.01%	18.84%
Noninterest expense / average assets	1.69%	1.65%	1.65%	1.56%
Efficiency ratio	40.96%	42.51%	41.11%	41.83%
Net interest spread (1)	3.55%	3.42%	3.51%	3.29%
Net interest margin (1)	3.79%	3.62%	3.72%	3.49%
Diluted earnings per share	$0.51	$0.39	$1.81	$1.41

Average cost of deposits during the period	1.55%	1.41%	1.39%	1.61%

New loan commitments-
Commercial:
Secured by real estate-nonresidential	$269,247	$222,331	$765,905	$634,501
Secured by real estate-multifamily	182,433	177,916	745,066	612,603
Construction	103,080	86,340	421,924	344,352
Commercial business	139,326	55,695	460,290	235,007

	694,086	542,282	2,393,185	1,826,463

Consumer:
Residential mortgage (one to four family)	44,279	58,228	234,522	199,169
Other	8,665	12,811	39,677	34,605

	52,944	71,039	274,199	233,774

Total new loan commitments (2)	$747,030	$613,321	$2,667,384	$2,060,237

(1)	Calculated on a tax equivalent basis.

(2)	Total new loan commitments include commitments on loans held for sale.

UCBH Holdings, Inc.
Supplemental Data
(Dollars in Thousands)

	For the three months ended,		For the twelve months ended,
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
	(unaudited)	(unaudited)	(unaudited)
AVERAGE BALANCES
Loans

Commercial:
Secured by real estate-nonresidential	$1,858,715	$1,641,971	$1,758,696	$1,455,839
Secured by real estate-multifamily	1,326,953	1,101,817	1,257,223	1,016,734
Construction	279,653	297,361	280,395	260,715
Commercial business	427,907	306,484	377,517	285,351

	3,893,228	3,347,633	3,673,831	3,018,639

Consumer:
Residential mortgage (one to four family)	427,076	343,636	356,183	313,629
Other	48,495	46,758	47,785	47,853

	475,571	390,394	403,968	361,482

Total loans (1)	$4,368,799	$3,738,027	$4,077,799	$3,380,121

Investment securities	$1,525,358	$1,525,263	$1,609,040	$1,550,841
Interest-earning assets	$5,971,787	$5,264,722	$5,717,609	$4,940,788
Assets	$6,216,149	$5,496,409	$5,939,898	$5,150,230

Deposits
Noninterest-bearing	$407,769	$341,193	$374,269	$296,306
NOW and money market accounts	917,549	685,459	827,861	624,330
Savings accounts	969,147	883,890	921,106	787,796
Time deposits	2,789,835	2,573,391	2,699,287	2,552,767

Total deposits	$5,084,300	$4,483,933	$4,822,523	$4,261,199

Borrowings	$427,294	$415,094	$471,477	$348,973
Interest-bearing liabilities	$5,239,825	$4,693,834	$5,055,731	$4,449,868

Equity	$488,202	$401,842	$453,797	$343,009

(1)	Total loans include loans held for sale.

UCBH Holdings, Inc.
Supplemental Data
(Dollars in Thousands, Except for Per Share Data)

	At December 31,	At December 31,
	2004	2003
	(unaudited)
SELECTED FINANCIAL DATA
Selected loan data:
Loan composition
Commercial:
Secured by real estate-nonresidential	$1,977,902	$1,724,179
Secured by real estate-multifamily	1,160,737	1,162,565
Construction	291,080	293,875
Commercial business	471,557	302,159

	3,901,276	3,482,778

Consumer:
Residential mortgage (one to four family)	434,323	274,392
Other	47,926	43,117

	482,249	317,509

Gross loans	4,383,525	3,800,287

Net deferred loan fees	(6,777)	(8,644)

Total loans (1)	$4,376,748	$3,791,643

Nonperforming loans	$12,574	$5,857
OREO	—	—
Loan delinquency ratio	0.83%	0.86%
Nonperforming assets to total assets	0.20%	0.10%
Nonperforming loans to total loans	0.29%	0.15%
Allowance for loan losses to nonperforming loans	449.12%	992.42%
Allowance for loan losses to loans held in portfolio	1.39%	1.54%
Total loan-to-deposit ratio	83.91%	84.57%

Selected deposit data:
Demand deposits and NOW accounts	$1,427,366	$1,026,047
Savings account	1,000,489	884,064
Time deposits	2,788,007	2,573,410

Total deposits	$5,215,862	$4,483,521

Cost of deposits at quarter end	1.59%	1.33%

Selected equity data:
Total shareholders’ equity	$501,483	$414,466
Tier 1 risk-based capital ratio (Bank)	11.46%	10.92%
Total risk-based capital ratio (Bank)	12.71%	12.18%
Tier 1 leverage ratio (Bank)	8.53%	7.86%
Book value per share	$11.01	$9.20

(1)	Total loans include loans held for sale.